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AQR

BUSINESS CONDUCT MANUAL AND CODE OF ETHICS
AMENDED AND RESTATED FEBRUARY 2016

THIS BUSINESS CONDUCT MANUAL AND CODE OF ETHICS (THE “MANUAL”) IS THE PROPERTY OF AQR CAPITAL MANAGEMENT, LLC AND ITS INVESTMENT ADVISORY AFFILIATES, INCLUDING CNH PARTNERS, LLC AND ITS INVESTMENT ADVISORY AFFILIATES (“CNH”) (COLLECTIVELY, “AQR” OR THE “FIRM”). THE CONTENTS OF THIS MANUAL ARE CONFIDENTIAL, AND SHOULD NOT BE SHARED WITH ANY THIRD PARTIES WITHOUT THE PRIOR PERMISSION OF THE CHIEF COMPLIANCE OFFICER.

TABLE OF CONTENTS

A MESSAGE FROM THE FOUNDING PRINCIPALS    iii

I.	OVERVIEW 1

A.	The Manual 1

B.	Chief Compliance Officer 2

C.	Persons and Entities Subject to the Manual 2

D.	Duty to Report Violations 3

E.	Violations and Sanctions 3

F.	Legal and Regulatory Inquiries 3

II.	CODE OF ETHICS 3

A.	Fiduciary Obligations 3

B.	Confidential Information 4

C.	Personal Securities Transactions and Private Investments 5

D.	Policy to Prevent Trading on Material Nonpublic Information 10

E.	Outside Business Activities 13

F.	Related Persons 13

G.	Charitable Contributions 14

H.	Political Contributions 15

I.	Gifts and Entertainment 16

J.	Whistleblowing Policy 18

III.	ANTI-BRIBERY POLICY 19

A.	Overview 19

B.	U.S. Foreign Corrupt Practices Act 20

C.	Financial Institutions Bribery Laws 21

D.	UK Bribery Act 21

IV.	COMMUNICATIONS WITH THE MEDIA AND THE PUBLIC 22

A.	Media and the Public 22

B.	Marketing Activities 22

C.	Client Complaints 23

D.	Rumors 23

E.	E-Communication 23

F.	Social Media 24

G.	Protection of Firm Name 25

V.	ANTI-MONEY LAUNDERING 25

A.	Overview 25

VI.	DEFINITIONS 26

VII.	APPROVED BROKERS 30

A MESSAGE FROM THE FOUNDING PRINCIPALS

Since our founding in 1998, AQR has been committed to maintaining our reputation for integrity, business ethics and fair dealing. The Firm operates in a highly regulated industry and is governed by an ever-increasing body of federal, state, and international laws, rules and regulations. The Business Conduct Manual and Code of Ethics establishes not just the legal, regulatory and fiduciary requirements the Firm must comply with, but also reaffirms the high ethical standards expected from all of us.

Please do not hesitate to reach out to any member of the Compliance Department with questions or concerns you may have about any matter or decision. These questions can help the Firm avoid potentially serious legal or regulatory issues.

We want to thank you for your ongoing adherence to our high ethical and business conduct standards and for your commitment to the Firm’s culture of compliance.

Cliff Asness, David Kabiller and John Liew

/s/ Cliff Asness
/s/ David Kabiller
/s/ John Liew

I.	OVERVIEW

A.	The Manual

AQR Capital Management, LLC and its investment advisory affiliates, including CNH Partners, LLC and its investment advisory affiliates (“CNH”) (collectively, “AQR” or the “Firm”) has adopted this Business Conduct Manual and Code of Ethics (the “Manual”) to set forth the ethical standards of conduct required of all its Employees.1 The Manual and the principles and provisions contained herein are generally consistent with the ethical standards and professional responsibilities detailed in the CFA Institute’s Asset Manager Code of Professional Conduct. Each Employee is expected to understand and agree to the Manual and conduct themselves with the highest ethical standards when dealing with colleagues, counterparties, existing or prospective clients, the public and the Firm’s regulators. Any Employee who perceives lapses in these standards should report them to the Chief Compliance Officer (the “CCO”) or his designee, or any member of the Compliance Department.

Affiliates of the Firm outside of the United States may adopt additional policies and procedures in order to comply with foreign regulatory requirements. As such, Employees located in non-U.S. offices may be subject to supplemental compliance policies and procedures applicable to activities conducted in the applicable jurisdiction. Additionally, specific policies may also apply to you because of your role or your duties at the Firm. Please consult with any member of the Compliance Department to discuss any specific policy or procedure.

Employees are required to periodically certify, including upon commencement of their employment, that they have read the Manual and complied with its requirements, including any applicable attachments and policies referenced therein. In addition, Employees must certify on an annual basis to a series of statements and make certain disclosures to the Firm.2 Employees must promptly notify the CCO or any member of the Compliance Department with respect to any changes in the Employee’s above-referenced statements and/or disclosures.

Any violation of the Firm’s policies and procedures could result in penalties imposed on the Employee at the discretion of the Firm’s management. Violations may also result in civil or criminal proceedings and penalties.

The Firm reserves the right to take disciplinary action against an Employee (including termination of employment) if such Employee violates the Firm’s policies and procedures or behaves in an unethical or illegal manner. In addition, the Firm may decide to take such disciplinary action should an Employee’s conduct jeopardize the Firm’s reputation.

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[1]	Capitalized terms referenced to in this Manual are defined in Section VI, “Definitions”.

[2]	If an Employee commences employment less than 90 days prior to a year-end and the Manual is not amended in the same period, an annual certification will not be required.

The Manual - and the laws and regulations that underpin it - cannot cover every possible scenario. The absence of a specific policy or procedure does not allow an Employee to behave in an unethical or illegal manner. If you have any doubts about how to handle a particular circumstance or believe that a violation of the requirements of the Manual has occurred or is about to occur, please contact the CCO or any member of the Compliance Department.

B.	Chief Compliance Officer

The CCO is responsible for the administration of the Firm’s compliance program including:

•	Maintaining and updating the Manual as well as additional compliance policies and procedures;

•	Conducting compliance training for new and existing Employees;

•	Communicating updates to compliance policies and procedures to Employees;

•	Participating on the Firm’s various committees, where appropriate;

•	Reviewing, on at least an annual basis, the adequacy and effectiveness of the compliance program and enhancing it where necessary; and

•
The CCO has the authority to exempt an Employee or any personal investment transaction from any of the provisions of the Manual, if the CCO determines that such exemption is consistent with applicable laws and regulations, including Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940, as amended.

C.	Persons and Entities Subject to the Manual

The following entities and individuals are subject to the Manual:

•	AQR

•	CNH

•	Principals, officers and Employees of AQR and CNH

•	Such other persons as may be designated by the CCO.[3]

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[3]	This may include temporary Employees, contractors, or consultants, as well as Employees of any foreign or domestic affiliates of the Firm or service providers.

D.	Duty to Report Violations

Employees are required to report promptly any violation or potential violation of the Manual and/or Firm policies and procedures to the CCO, the General Counsel, any member of the Compliance Department or via the AQR Hotline.4 The Firm will endeavor to maintain the confidence of such report to the extent practicable and ensure that no Employee will face any retaliatory action for making such report.

E.	Violations and Sanctions

An incidental failure to comply with the Manual may not necessarily amount to a violation of law or a violation of the Manual. Isolated or inadvertent violations of the Manual, not resulting in a violation of law, will be referred to the CCO. The CCO will work with the Human Resources Department and the Employee’s supervisor to determine the disciplinary action commensurate with the violation, if warranted, that will be imposed.

A pattern of violations that individually do not violate the law but which taken together demonstrate a lack of respect for the Firm’s commitment to adhere to high ethical and business conduct standards may result in disciplinary action, including termination of employment. Additionally, a violation of law will lead to disciplinary action that may include termination of employment or referral of the matter to the appropriate regulatory or government agency for civil or criminal investigation.

F.	Legal and Regulatory Inquiries

The financial markets in which AQR participates are highly regulated and as a result, the Firm and/or its Employees may from time to time be involved in certain legal or regulatory matters. Any Employee who receives a legal or regulatory inquiry or request for information (relating to AQR or any other entity or person) should immediately contact the CCO or the General Counsel.

II.CODE OF ETHICS

A.	Fiduciary Obligations

The Firm is a registered investment adviser with the U.S. Securities and Exchange Commission (“SEC”) under the Advisers Act. As a registered investment adviser, the Firm owes a fiduciary duty to its Clients. The fiduciary standard imposes an affirmative duty of utmost good faith upon the Firm to provide full and fair disclosure of all material facts to its Clients. The fiduciary standard requires the Firm to avoid misleading its Clients and prospective Clients, particularly where the Firm’s interests may conflict with those of its Clients.

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4    The telephone numbers for the AQR Hotline are located on AQRLive.

Fundamental to the fiduciary standard are the duties of loyalty and care. The duty of loyalty requires the Firm to serve the best interests of its Clients and put its Clients’ interests ahead of those of the Firm. The duty of care requires the Firm to reasonably ensure that it bases its recommendations on materially accurate and complete information.

More specifically, as a fiduciary, the Firm requires its Employees to:

•	Have a reasonable, independent basis for its investment advice;

•	Ensure that its investment advice is suitable to the Client's objectives, needs and circumstances;

•	Obtain best execution for Clients' transactions where the Firm is in a position to direct brokerage transactions;

•	Refrain from effecting personal transactions inconsistent with Client interests; and

•	Avoid actual or potential conflicts of interest.

B.	Confidential Information

Confidential Information includes any non-public information, records, files, documents or correspondence regarding the Firm, Employees, Clients or the business of the Firm. Confidential Information includes, but is not limited to, the following:

•	The identity of the Firm’s Clients and information related to Client accounts or any personal information;

•	Employee personal information;

•	Information related to the Firm’s operational or organizational structure, performance, financial assets, net worth, revenues or net income;

•	Information related to the Firm’s portfolio, trading and/or execution strategies, research, models and/or capital deployment; and

•	Software or programs developed by the Firm.

Employees should take special caution to safeguard the Firm’s Confidential Information. Employees should not circulate or discuss Confidential Information inside or outside of the Firm with unauthorized individuals. Employees should not use, disclose, or divulge any Confidential Information except as may otherwise be required in connection with the business of the Firm.

Other than in the ordinary course of the Employee’s duties for the Firm, during and subsequent to the Employee’s employment, the Employee shall not copy, take pictures of, remove or forward from the Firm’s premises, either directly or indirectly, any drawings, writings, prints, documents, telephone/address directories (whether in hard copy or digital), computer discs, hard drives, thumb or flash drives, cloud systems or anything else containing, embodying, or disclosing any Confidential Information of the Firm or any of its Clients without the prior written permission of the CCO or the General Counsel. Upon the termination or resignation of the Employee’s employment with the Firm for any reason, the Employee is expected to immediately return any such items to the Firm.

Nothing in this Manual shall prohibit or restrict an Employee from participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body, or any self-regulatory organization, provided that, to the extent permitted by law, upon an Employee’s receipt of any subpoena, court order or other legal process compelling the disclosure of any such information, documents, or testimony, an Employee shall give prompt prior written notice to the CCO or any member of the Compliance Department in order to provide the Firm reasonable opportunity to take appropriate steps to protect its Confidential Information.

While the Firm endeavors to preserve the confidentiality of Confidential Information, such information may be made available to certain other Firm employees for compliance monitoring and other purposes. In addition, such information may be disclosed to relevant regulatory or self-regulatory organizations to fulfill the Firm’s various regulatory obligations, or otherwise when disclosure is required by law, or is necessary for the purpose of, or in connection with, legal proceedings or to defend legal rights.

C.	Personal Securities Transactions and Private Investments

1.	Reporting of Transactions in Personal Accounts

a.	General Policy

It is the general policy of the Firm that Covered Persons may trade Securities in Personal Accounts in which they have a direct or indirect Beneficial Interest only if they comply with the Firm’s Personal Trading policies outlined herein. This policy applies to all of the transactions and holdings of a Covered Person in Covered Securities. All exceptions to this policy must be approved by the CCO.

b.	Duplicate Trade Confirmations and Statements

Covered Persons are required to disclose all Personal Accounts5 to the Compliance Department. Upon disclosure of the accounts, the Compliance Department will notify the broker(s) to provide (i) copies or electronic transmissions of all trade confirmations relating to transactions in the Covered Person’s Personal Accounts, and (ii) duplicate copies of periodic brokerage statements or electronic transmissions of monthly holdings.

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[5]
New Employees and their Members of Household must disclose all Personal Accounts and securities holdings within ten (10) days of the time the new Employee is hired. Holdings must be current as of a date not more than 45 days prior to the date the individual becomes a Covered Person. This includes Limited Offerings, or Private Placements or Private Investments and all Covered Securities not held at a broker/dealer.

Trade confirmations should include the following information, as applicable:

•	Personal Account holder’s name and account number;

•	Ticker symbol or CUSIP;

•	Interest rate and maturity date;

•	Quantity of shares or Securities, and the principal amount;

•	Date and nature of transaction (i.e., purchase, sale or other acquisition or disposition);

•	Price of the Security; and

•	Name of broker, dealer or bank through which the transaction was effected.

For any transaction or holding (e.g., Private Investments) that does not appear on a trade confirmation or brokerage statement, the Employee must provide the Compliance Department with the same information enumerated above within ten (10) days of the end of the calendar quarter in which the transaction occurred. These transactions generally require pre-clearance via the Firm’s Compliance System (see Section C.2.c “Transactions in Private Investments” before engaging in such transactions).

c.	Personal Accounts Limited to Approved Brokers

Covered Persons may only maintain Personal Accounts with Firm-approved brokers (see Section VII “Approved Brokers”). Once an account is opened with an approved broker, the Employee must obtain Compliance Department approval to commence trading in Covered Securities. In addition, Employees must notify the Compliance Department through the Firm’s Compliance System when closing a Personal Account. Any exception to this policy must be approved by the CCO.

d.	Third-Party Managed Accounts

Covered Persons are permitted to maintain third-party managed accounts (subject to the Compliance Department’s prior approval) with Approved Brokers that provide the Firm with a copy of the account management agreement and certify to the Firm that the investment manager has exclusive discretionary authority over the account. Transactions within Personal Accounts managed by an independent third-party with exclusive discretionary authority are exempt from the Firm’s pre-clearance requirement.

Note - If such an arrangement is not in writing, pre-clearance of transactions within such accounts will be required.

All transactions and holdings within third-party managed accounts are subject to periodic monitoring by the Compliance Department.

e.	Annual Holdings Reports and Certifications

On an annual basis, each Employee is required to certify to their holdings in all Covered Securities and certify to all transactions in Covered Securities no later than 45 days after the end of the calendar year. Additionally, Employees must certify on a quarterly basis adherence to this policy. Please note that such certifications are required even if the Employee does not hold Personal Accounts or does not or enter into any transactions during the reporting period.

2.	Pre-clearance Requirements

a.	Transactions in Covered Securities

Employees are required to pre-clear all transactions in Covered Securities through the Firm’s Compliance System.

Employees must adhere to the following pre-clearance procedures:

•	If a pre-clearance request is approved, the approval is effective until local market close on the date of approval;

•	The Compliance Department reserves the right to deny any trade for any reason. The reasons for any such denial may not be shared with the Employee; and

•	If a pre-clearance request is approved, there may be a possibility that the trade will subsequently be denied by the Compliance Department.

Note - Facts and circumstances may occur, post pre-clearance approval, which may compel the Compliance Department to require a reversal of the trade and disgorgement of any resulting gains.

b.	Transactions in Exempt Securities

Employees are not required to pre-clear or report positions in the following Exempt Securities:

•	Direct obligations of the Government of the United States;

•	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by open-end registered investment companies (mutual funds), excluding AQR Affiliated Mutual Funds; and

•	Currency futures, currencies, currency forwards and derivatives thereof.

c.	Transactions in Private Investments

Employees are required to pre-clear all transactions in Private Investments through the Firm’s Compliance System. Employees are also required to provide the Compliance Department with a copy of any offering memorandum, term sheet, subscription agreement, or other information, as required.

d.	Personal Loans

Employees must pre-clear with the Compliance Department any personal loan with a Financial Institution that will be collateralized by Securities. Pre-clearance involves supplying the Compliance Department with the name of the Financial Institution, the Security or Securities used as collateral and a description of the loan’s purpose.

The pre-clearance request should be emailed to the Compliance Department at employeetrading@aqr.com.

e.	Transactions in Affiliated Managers Group, Inc. (“AMG”) Securities

Employees are prohibited from trading AMG Securities in their Personal Accounts. Note - The Firm’s investment management teams are prohibited from purchasing or selling AMG Securities in Client portfolios.

f.	Transactions and Holdings in ETFs and AQR Affiliated Mutual Funds

Employees are not required to pre-clear transactions in ETFs or AQR-Affiliated mutual funds. However, Employees must report positions in AQR Affiliated Mutual Funds6 and ETFs in the same manner as Section C.1.b (Duplicate Trade Confirmations and Statements) above.

g.	Prohibitions and Restrictions on Personal Transactions

•	Material Nonpublic Information.
The purchase or sale of any Securities while in possession of material nonpublic information (“MNPI”) regarding the issuer of such Securities is strictly prohibited. Any Employee who comes into possession of MNPI must immediately contact the CCO or any member of the Compliance Department.

•	Restricted List
Trading in Securities of issuers on the Firm’s Restricted List (including derivatives relating to such Securities) is strictly prohibited. (see Section D.3 “Restricted List” below for further information.)

•	Market Timing
The Firm strictly prohibits Employees from engaging in any personal transactions in mutual funds that could be perceived as market timing or in a manner inconsistent with a mutual fund’s prospectus.

•	Required Holding Period
A Covered Person may not purchase and sell, or sell and purchase, the same stock or equivalent (including a Narrow-Based Securities Index) within 30 calendar days. Exceptions may be granted by the CCO under certain circumstances (i.e., extreme financial need).

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[6]
Employees holding shares in AQR Affiliated Mutual Funds directly through ALPS Fund Services, Inc. do not need to report these positions to the Compliance Department. However, any AQR Affiliated Mutual Funds held in accounts outside of ALPS must be reported pursuant to Section C.1.b (Duplicate Trade Confirmations and Statements).

Note - This policy does not apply to Broad-Based unaffiliated, closed-end funds, unit trusts, ETFs or Exempt Securities.

•	Short Sales
A Covered Person is prohibited from engaging in short sales. If a Covered Person commences employment with an outstanding short position, such position must be exited within 120 days. Prior to exiting the position, the transaction must be pre-cleared with the Compliance Department at employeetrading@aqr.com.

•	Options
A Covered Person is prohibited from trading options. If a Covered Person has an outstanding option position prior to the imposition of this policy or commences employment with such a position, the position must be exercised (subject to the Compliance Department’s pre-clearance at employeetrading@aqr.com) or held until expiration.

•	Warrants
A Covered Person is prohibited from trading warrants. If a Covered Person has an outstanding warrant position prior to the imposition of this policy or commences employment with such a position, the position must be exercised (subject to the Compliance Department’s pre-clearance at employeetrading@aqr.com) or held until expiration.

•	Initial Public Offerings
A Covered Person is prohibited from purchasing any Security issued in an Initial Public Offering.

•	Futures
With the exception of currency futures, a Covered Person is prohibited from trading in all other futures. If a Covered Person has an outstanding futures position prior to the imposition of this policy or commences employment with such a position, the position may be held until the expiration date or exited within 120 days.

Note - if a Covered Person wishes to exit an existing futures position, this transaction must be pre-cleared with the Compliance Department at employeetrading@aqr.com.

•Front Running
Front running is prohibited. Front running is taking a position (or selling a position) in a Security or interest in a Personal Account with knowledge that the Firm will soon take a position (or sell a position) in the same Security or interest.

•	Scalping
Scalping is prohibited. Scalping refers to taking improper advantage of a Client’s trading for the benefit of a Covered Person’s Personal Account.

•	Excessive Personal Trading Activity
Personal Trading should not interfere with an Employee’s responsibilities to the Firm. The Compliance Department reviews the volume of all Employees’ personal trading and reserves the right to restrict personal trading for a particular Employee or for all Employees.

h.	Personal Trading Violations

The CCO reserves the right to prohibit a Covered Person’s personal trading at any time for any reason. If a Covered Person does not comply with the Firm’s personal trading policies outlined herein, the Firm may require the Covered Person to trade out of the applicable position. Each Covered Person agrees to exit or liquidate, or to cause such positions to be exited or liquidated, upon instructions from the CCO, with the understanding that no explanation is required if such instruction is given, and no liability will accrue to the Firm as a result of losses arising out of such exit or liquidation.

Personal trading violations may lead to disciplinary action, including the suspension of personal trading privileges or termination of employment or referral of the matter to the appropriate regulatory or government agency for civil or criminal investigation.

D.	Policy to Prevent Trading on Material Nonpublic Information

1.	Insider Trading

It is a criminal violation of law and a violation of Firm policy to trade securities on the basis of MNPI or to communicate MNPI. Violation of these restrictions could have severe consequences for both the Firm and its Employees. Any Employee engaging in activity in violation of the provisions set forth in this section may be subject to disciplinary action, including suspension or termination of employment or referral of the matter to the appropriate regulatory agency for civil or criminal investigation. Any Employee who learns of any actual or potential violation of the law or provisions of this section must promptly notify the CCO or any member of the Compliance Department.

ANY EMPLOYEE WHO BELIEVES THAT THEY MAY BE IN POSSESSION OF MNPI MUST:

•	PROMPTLY REPORT THE ISSUE TO THE CCO OR ANY MEMBER OF THE COMPLIANCE DEPARTMENT.

•	NOT TRANSACT IN THE SECURITIES OF THE RELEVANT ISSUER IN A CLIENT, FIRM OR PERSONAL ACCOUNT.

•	NOT DISCUSS THE INFORMATION WITH ANYONE INSIDE OR OUTSIDE OF THE FIRM EXCEPT FOR THE CCO OR THE COMPLIANCE DEPARTMENT.

•	NOT FACILITATE THE USE OR DISCLOSURE BY OTHERS (INCLUDING AN EMPLOYEE) OF MNPI.

Federal, state and international securities laws and regulations prohibit Securities transactions while in possession of MNPI under certain circumstances, including, but not limited to:

•	“Misappropriated” information or information improperly obtained by the purchaser or seller;

•	Information provided by a corporate insider to the purchaser or seller in exchange for a monetary or non-monetary consideration;

•	Information provided to purchaser or seller with the understanding that it was confidential; or

•	An individual prohibited from trading under items referenced above “tips” the information to the purchaser or seller.

Trading on MNPI or communicating MNPI could result in civil and/or criminal penalties under both federal and state securities laws, including but not limited to:

•	The Firm and/or the offending Employee may be subject to criminal prosecution, and if convicted, significant monetary fines and imprisonment of up to 25 years;

•	The Firm may face SEC action (or action pursuant to a non U.S. law or regulation) seeking monetary and administrative sanctions;

•	The Firm and/or the offending Employee may be subject to lawsuits by private plaintiffs; and

•	The Firm and/or the offending Employee may face suspension, revocation or termination of their registrations or memberships.

2.	Recognizing MNPI

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. Generally, this includes any information the disclosure of which would have a meaningful effect on the price of an outstanding Security.

The assessment of materiality is highly fact-specific. When in doubt, Employees should err on the side of caution and treat the information in question as material and bring it to the attention of the CCO or any member of the Compliance Department for further consideration.

Information is considered “nonpublic” if the issuer to which such information relates has not broadly disseminated that information to investors in the marketplace, such as releasing the information over the news wires, disclosing it in public filings made with a regulatory agency (e.g., Forms 10-K or 10-Q) or otherwise disseminating the information in a manner that makes it fully available to investors in the marketplace.

Examples of where MNPI may arise, depending on the circumstances, include, but are not limited to, the following events:

•	Impending or potential mergers, acquisitions, tender offers, joint ventures, or changes in assets, such as large disposal of the same;

•	Earnings or revenue information and changes in previously disclosed financial information;

•	Liquidity issues or impending bankruptcy;

•
Events regarding the issuer’s securities (e.g., advance knowledge of a ratings downgrade, defaults on securities, calls of securities for redemption, public or private sales of additional securities, stock splits or changes in dividends, repurchase plans or changes to the rights of Security holders);

•	New products or discoveries, or developments regarding clients or suppliers (e.g., the acquisition or loss of a major contract);

•	Major government action involving the issuer (e.g., FDA decision on a new drug);

•	Significant changes in control or management;

•	Content of forthcoming brokerage research reports;

•	Changes in auditors or auditor notification that the issuer may no longer rely on an auditor’s report;

•	Actual or threatened litigation;

•	Information relating to the market for an issuer’s securities, such as a large order to purchase or sell securities;

•	Prepublication of information regarding articles or reports in the financial press; and

•	Information regarding Public Companies in which accounts managed by the Firm hold an investment.

3.	Restricted List

The Firm’s Restricted List is maintained by the Compliance Department and includes a list of Securities for which Personal Account and Firm trading is either partially of wholly prohibited unless pre-approved by the CCO. Securities are placed on the Restricted List for a variety of business or legal reasons. Employees should not speculate as to why a Security was placed on the Restricted List. The Restricted List is highly confidential to the Firm and should not be disclosed externally without the Firm’s permission.

If a particular issuer is placed on the Restricted List, trading is prohibited in all Securities related to the issuer, including: equity, options, rights, swaps, debt, warrants, convertible securities and any other derivative whose market value is determined principally with reference to those Securities.

4.	Expert Networks and Consultants

Another possible source of MNPI involves the use of expert networks or consultants to provide information, advice, analysis, market or industry expertise for use in formulating investment views and decisions. Such expert networks or consultants may have confidential information and/or MNPI by having relationships with current or recent employees of Public Companies; known significant suppliers or distributors to Public Companies; attorneys, accountants and consultants engaged by Public Companies; government officials; or doctors serving on data safety monitoring boards for clinical trials. The use of any and all expert networks or consultants must be pre-approved by the Compliance Department.

E.	Outside Business Activities

Certain outside business activities engaged in by Employees may present a conflict of interest for the Firm. As such, Employees must pre-clear any outside business activities through the Firm’s Compliance System. The Compliance System will notify the Employee’s supervisor to review and approve/deny the outside business activity. If the outside business activity is approved by the Employee’s supervisor, the Compliance System will escalate it to the CCO for final approval. Employees must obtain both the prior approval from their supervisor and the CCO before engaging in any such outside business activities. Outside business activities include, but are not limited to, the following:

•	Being employed by or affiliated with any bank, investment adviser, broker/dealer, futures or Commodities broker;

•	Serving as an officer, director, principal, general partner, employee, consultant of a Public Company or private company or partnership;

•	Serving on a creditors’ or similar committee;

•	Serving on the board of governors/trustees/directors or investment committee or similar committee of any public or private institution (e.g., charity/non-profit, educational institution);

•	Serving as a political appointee or elected official, whether federal, state or local, or with a political party; or

•	Any other outside business activity in which the Employee receives compensation or has a reasonable expectation of compensation.

Note - Volunteer work for a civic, charitable, educational or religious organization does not require pre-clearance unless the Employee is involved in the financial matters of the organization. Volunteer work for a Political Official, political candidate or Political Organization must be done in strict compliance with Section H “Political Contributions" below.

F.	Related Persons

Certain family or personal relationships of Employees may present a conflict of interest for the Firm. As such, Employees are required to disclose to the Compliance Department at ConflictReporting@aqr.com any Related Person employed by or affiliated with:

•	Governmental agency or entity;

•	Vendor or service provider of the Firm;

•	Client of the Firm;

•	Bank, broker/dealer, futures broker or Commodities broker;

•	Hedge fund (other than the Firm), private equity fund or other institutional money manager or any affiliate thereof;

•	Any other asset manager or investment firm; or

•	An officer or director of a Public Company

Additionally, Employees should disclose to the Compliance Department at ConflictReporting@aqr.com any non-Related Person engaged in activities they believe may be deemed or appear to be a potential conflict of interest.

Note - All Employees must promptly notify the Compliance Department at ConflictReporting@aqr.com of any material changes with respect to the employment or affiliations of a Related Person.

G.	Charitable Contributions

1.	Overview

The Firm encourages Employee involvement and contributions to qualified charitable, religious or civic organizations.7 Even where it concerns Charitable Contributions, Employees are reminded of their obligation to avoid conflicts of interest that could impact a Clients’ interest or the Firm’s reputation.

2.	Prohibited Charitable Contributions

The following Charitable Contributions are prohibited:

•	Charitable Contributions that are solicited or directed by existing Clients or prospective Clients for the purpose of influencing the award or continuation of a business relationship;

•	Charitable Contributions given as a bribe, payoff or kickback (e.g., in order to obtain or retain business or to secure an improper advantage); or

•	Charitable Contributions that create the appearance or an implied obligation that the giver is entitled to preferential treatment, an award of business, better prices or improved terms.

3.	Charitable Contributions - Guidelines

The following guidelines related to Charitable Contributions must be adhered to:

•
Pre-Approval of Charitable Contributions to Clients and Prospective Clients. All Charitable Contributions made by Employees to Clients and prospective Clients, or as a result of a client or prospective client solicitation, must be pre-approved by the Compliance Department at BusinessConduct@aqr.com.

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[7]	Only organizations exempt from Federal income taxation under Internal Revenue Code section 501(c)(3) are permitted under this policy.

•	Pre-Approval of Charitable Contributions Made by the Firm. All Charitable Contributions made by the Firm must be pre-approved by the Compliance Department at BusinessConduct@aqr.com.

•
Report Conflicts of Interest. Employees must report to the Compliance Department any Charitable Contribution which might create an actual or potential conflict of interest with the Firm or Employees and/or its Clients.

4.	Charitable Contributions to Foreign Charities

The Firm does not prohibit or discourage donations to foreign charities. However, the Firm needs to be certain that donations to foreign-based charities are not illegal payments to Foreign Officials in violation of the various anti-bribery laws (see Section III “Anti-Bribery Policy” of the Manual). The Firm must also confirm that the charity does not act as a conduit to fund illegal activities in violation of U.S. anti-money laundering or other applicable laws.

All Firm and Employee foreign Charitable Contributions must be pre-approved by the Compliance Department at BusinessConduct@aqr.com.

H.	Political Contributions

The Firm’s commitment to the highest level of ethical standards and business conduct extends to the Firm’s business interactions with government officials and entities. In particular, if the Firm is seeking to do business with a governmental entity, the political activities of the Firm and its covered associates can have a significant impact on current and potential business relationships. As such, the Firm has adopted policies to comply with federal, state and local rules and regulations and “Pay-to-Play” rules in order to prevent material conflicts. Failure to comply with these rules and regulations could result in civil or criminal penalties for the Firm and the covered associates involved.

Specifically, Rule 206(4)-5 under the Advisers Act addresses “Pay-to-Play” practices under which direct or indirect payments by investment advisers to state and local government officials are perceived to improperly influence the award of government investment business. The rule does not ban or limit the amount of Political Contributions that can be made by an investment adviser or an employee subject to its provisions but rather imposes a "time out" on the ability of an investment adviser to receive compensation for conducting advisory business with a government entity for two years after certain contributions are made to an official of a government entity. The rule also prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party.

Political Contributions to state or local Political Officials or candidates for state or local public office and state and local Political Organizations are prohibited.

All other Political Contributions should be pre-cleared by the Compliance Department through the Firm’s Compliance System or at BusinessConduct@aqr.com.

I.	Gifts and Entertainment

1.	General Policy

The Firm monitors the nature, quantity and frequency of the Gifts and Entertainments that its Employees give and receive. This policy is designed not to deter legitimate business Gifts or Entertainment but to reasonably prevent Gifts or Entertainment from creating an actual or potential conflict of interest or a violation of law, as well to protect the Firm’s reputation. An actual or potential conflict of interest occurs when the personal interests of Employees interfere or could potentially interfere with their responsibilities to the Firm and its Clients. The giving, receiving or solicitation of Gifts or Entertainment could create an appearance of impropriety or may raise a potential conflict of interest. Employees should use common sense in determining whether or not to accept Gifts or Entertainment and to be aware of potential conflicts, and continue to make all decisions in the best interests of the Firm and its Clients.

2.	Pre-clearance and Reporting Requirements

a.	U.S. and Foreign Officials

Under certain circumstances, Gifts and Entertainment can be provided to or received from U.S. Officials and/or Foreign Officials. However, those circumstances are limited. The Compliance Department must pre-approve all Gifts, Entertainment and hospitality provided to or received from U.S. Officials and/or Foreign Officials. Employees must pre-clear these Gifts, Entertainment and hospitality through the Firm’s Compliance System or at BusinessConduct@aqr.com.

Please see section III. “Anti-Bribery Policy”, below for further discussion on interacting with U.S. and Foreign Officials.

b.	Non-Officials

i.	Reporting of Gifts and Entertainment

Employees are required to promptly report to the Compliance Department through the Firm’s Compliance System all Gift and Entertainment benefits they give to, or receive from, persons or entities with which the Firm is currently or potentially conducting business.

Exclusions: De Minimis or Promotional Items. This reporting requirement does not apply to logo items or Gifts of a nominal or de minimis value (less than $25), such as pens, notepads, hats, etc. Gifts valued at or above $25 would not be considered nominal, such as expensive luggage or fleece sweaters, even if they do contain the firm’s logo, and therefore should be reported.

ii.	Pre-clearance of Gifts

Employees must pre-clear all Gifts or promotional items (e.g., books and logo items) exceeding
$50 given to, or received from persons with which the Firm is currently or potentially conducting business through the Firm’s Compliance System or at BusinessConduct@aqr.com.

Individual employees should not provide or accept any Gift that would result in the total amount of Gifts given to or received from persons with which the Firm is currently or potentially conducting business to be in excess of $100 in total value during any calendar year unless approved by the CCO.

Employee acceptance of accommodations, tickets or other entertainment when the persons or representatives of the entities with which the Firm is currently or potentially conducting business are not present will be considered a Gift under this policy. Employees should not solicit tickets from any person or entity with which the Firm is currently or potentially conducting business.

The Firm may determine that a Gift is inappropriate or excessive and may direct such gift to be returned or donated to a charity of the Firm’s choosing.

iii.	Pre-clearance of Entertainment

Employees must pre-clear all Entertainment exceeding $150 per person, per occurrence given to, or received from persons with whom the Firm is currently or potentially conducting business through the Firm’s Compliance System or at BusinessConduct@aqr.com.

Individual employees should not provide or accept any Entertainment (including non-educational events) that would result in the total amount of Entertainment given to or received from persons with which the Firm is currently or potentially conducting business to be in excess of $1000 in value during any calendar year unless approved by the CCO.

c.	Educational Events

All educational and training events that the Firm or its Employees are hosting for persons outside the Firm (e.g., AQR Forum, AQR University) must be pre-cleared with the Compliance Department through the Firm’s Compliance System or at BusinessConduct@aqr.com. In addition, any educational or training event where an outside firm will cover the cost for an Employee to attend must be pre-cleared with the Compliance Department through the Firm’s Compliance System or at BusinessConduct@aqr.com. The event must be intended to provide training or education to an attendee. Payment or reimbursement, whether given or received by the Firm or an Employee, for associated meals, lodging and transportation is permissible but reimbursement or payment for other forms of entertainment while at a location (e.g., golf outings, tours) for the purpose of training or education would not be permissible. Additionally, any expenses for a spouse/partner/guest of the attendee at an educational event will not be reimbursed.

3.	Prohibitions and Restrictions on Gifts and Entertainment

a.	General Prohibitions

The following Gifts and Entertainment are prohibited and may not be given or accepted:

•	Gifts and Entertainment prohibited by law;

•	Gifts and Entertainment given as a bribe, payoff or kickback (e.g., in order to obtain or retain business or to secure an improper advantage);

•	Gifts and Entertainment that create the appearance or an implied obligation that the provider is entitled to preferential treatment, an award of business, better prices or improved terms;

•
Gifts and Entertainment that could influence the Employee or recipient or appear to influence the Employee’s or recipient’s ability to act in the best interest of AQR or its Clients or the recipient’s organization;

•	Gifts and Entertainment that would negatively impact the Firm’s reputation;

•	Gifts and Entertainment the Employee/recipient knows are prohibited by the provider’s or recipient’s organization;

•	Gifts of cash, or cash equivalents (such as gift cards or gift certificates);

•	Gifts given in the form of non-cash benefits (e.g., the promise of employment);

•	Entertainment not in good taste or occurs at a venue that is not business appropriate; or

•	Entertainment that might be viewed as excessive in the context of the business occasion.

b.	Travel and Accommodations

Generally, travel and accommodations benefits offered to or by persons or entities with which the Firm is currently or potentially conducting business will be denied. Employees should contact the Compliance Department to discuss reimbursement requirements related to air travel (e.g., travel on a private plane) and accommodations concerning an educational event or business meeting.

J.	Whistleblowing Policy

1.	General Policy

All Employees shall report to the CCO, the General Counsel or the AQR Hotline evidence of a:

•	Violation of any applicable federal, state or international securities laws;

•	Breach of fiduciary duty arising under any applicable federal or state laws; or

•	Any similar violation of any federal, state or international law by the Firm or any of its officers, principals, employees or agents.

Note - Nothing contained in this Manual prohibits or restricts an Employee from initiating communications directly with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

2.	Escalation, Investigation and Remediation

Depending on the details of the report, the CCO or the General Counsel may escalate the matter to the Strategic Planning Committee after receiving the report from the Employee(s). The Strategic Planning Committee shall maintain the report in strict confidence. Upon receipt of any such report, the Firm may work with external legal counsel to determine whether further investigation is necessary.

If it is determined that an investigation is warranted, the CCO or the General Counsel will:

•	Initiate an investigation, which may be conducted by the Compliance Department and/or external legal counsel; and

•	Retain such additional experts as the Strategic Planning Committee, in consultation with the CCO and the General Counsel, may deem necessary.

At the conclusion of any such investigation, the CCO or the General Counsel shall:

•	Recommend an appropriate response to any finding of a material violation;

•	Inform the Strategic Planning Committee of the results of the investigation and the appropriate remedial measures to be adopted; and

•	Inform the whistleblower of the findings of the investigation as well as any remedial actions recommended, if any, to ensure that the violations are addressed.

3.	Post-Investigation

The CCO, General Counsel and the Strategic Planning Committee shall monitor the status of the whistleblower to ensure that he or she is not retaliated against due to the reporting of the potentially improper activities.

The CCO, General Counsel and the Strategic Planning Committee shall take all necessary actions to ensure the successful implementation of any remediation efforts.

The Firm’s Whistleblowing Policy shall be reviewed periodically to ensure its effectiveness.

III.	ANTI-BRIBERY POLICY

A.	Overview

The Firm and its Employees are subject to various U.S. and international laws and regulations prohibiting the giving or promising of anything of value in exchange for business from, or to influence the decision of, U.S. or foreign government and officials as well as commercial counterparties. The Firm’s Anti-Bribery Policy establishes what the Firm, its Employees, agents and representatives can and cannot do under these laws and regulations and the level of ethical conduct that is expected when transacting Firm business. The Firm, its Employees, agents and representatives are prohibited from offering or promising anything of value to a domestic or foreign government official or a commercial counterparty in order to obtain or retain business.

If you have any questions regarding the Firm’s Anti-Bribery Policy and/or the various international anti-bribery laws, please contact the CCO or any member of the Compliance Department.

B.	U.S. Foreign Corrupt Practices Act

1.	Overview

The U.S. Foreign Corrupt Practices Act ("FCPA") prohibits the bribing of Foreign Officials and requires U.S. businesses to maintain internal accounting controls and to keep books and records that accurately reflect all transactions associated with Foreign Officials.

2.	General Prohibitions

The FCPA prohibits the offering or promising of anything of value to a Foreign Official in order to obtain or retain business for the Firm. The FCPA’s prohibitions are broad and cover:

•	Cash payments;

•	Non-cash payments, benefits, and/or favors; and

•	In certain circumstances, otherwise legitimate business expenditures such as Gifts, Entertainment and hosted travel or training.

The FCPA prohibits the above-referenced examples whether they are made directly or indirectly through third parties, such as consultants, agents and/or joint venture partners. Employees must pre-clear all third-party foreign business arrangements with the Compliance Department at BusinessConduct@aqr.com.

3.	Non-Cash Payments

Requests by Foreign Officials for payments that would violate the FCPA can consist of non-cash payments. Examples of such non-cash payments (including offers or promises of non-cash payments) under the FCPA include, but are not limited to, the following:

•	Non-cash gifts;

•
Gift or sale of stock or other investment opportunities in an other than an arm's length transaction for demonstrated fair market value (e.g., selling to a Foreign Official at inflated prices or buying from a Foreign Official at deflated prices);

•	Contracts or other business opportunities awarded to a company in which a Foreign Official holds a financial interest;

•	Medical, educational, or living expenses; or

•	Travel, meals, lodging, shopping or entertainment expenses.

4.	Prohibited Payments

Examples of prohibited payments (including offers or promises of payments) of anything of value under the FCPA include, but are not limited to, the following:

•	Payments to prevent some governmental action, such as the imposition of a large tax or fine, or the cancellation of an existing government contract or contractual obligation;

•	Payments to obtain a license or other authorization from a government (such as the right to distribute investment products) where the issuance involves the Foreign Official or government's discretion;

•	Payments to improperly obtain confidential information about business opportunities or the activities of competitors;

•	Payments to influence the rate of taxes levied on the Firm's business;

•	Payments to resolve commercial litigation in foreign courts; or

•	Payments to alter the nature of foreign regulations or the application of regulatory provisions on the Firm’s business.

5.	Gifts and Entertainment

To prevent violations of the FCPA, it is required that Employees strictly adhere to the Firm’s Gifts and Entertainment Policy (see Section II.I above).

C.	Financial Institution Bribery Laws

It may be a felony under U.S. law to corruptly give, promise or offer anything of value to an officer, director, employee, agent or attorney of a Financial Institution with the intent to influence that individual in connection with any business transaction with the Financial Institution. The Firm and Employees are prohibited from passing anything of value to any representative or agent of a Financial Institution with the intent to influence such recipient in connection with any business transaction with the Financial Institution.

D.	UK Bribery Act

The UK Bribery Act 2010 (the “Bribery Act”) created broad anti-bribery rules to prevent public and private sector corruption. AQR Capital Management (Europe) LLP (“AQR Europe”) has established an Anti-Bribery Policy to comply with the provisions of the Bribery Act and to demonstrate AQR Europe’s commitment to preventing bribery.

Under the Bribery Act, bribery is illegal, and an individual or company that commits bribery is guilty of an offense. Offenses include bribing another person; accepting a bribe; and bribing a foreign public official. Additionally, companies are also strictly liable if they fail to prevent such acts by those working for or on its behalf.

It is important to appreciate the wide ranging territorial scope of the Bribery Act. Violations of the Bribery Act can occur if the individual has a close connection with the UK or if the organization is incorporated in the UK or merely carries on a business in the UK.

Please contact the Compliance Department with any questions related to AQR Europe’s Anti- Bribery Policy.

IV.	COMMUNICATIONS WITH THE MEDIA AND THE PUBLIC

A.	Media and the Public

1.	General Policy

All Employees (excluding the Founding Principals) must receive prior approval from the Chief Marketing Officer (the “CMO”) (or her designee) before communicating with the media and/or the public (including industry conferences and events). This includes media communications with journalists from any print or internet publication, television or radio program or any other media outlet. Employees are reminded that all oral and written statements given to the media and/or the public must be professional, accurate and not misleading.
Employees must provide the Compliance Department with any materials, presentations or speeches that are scheduled to be delivered at any conference or event for pre-approval to MarketingReview@aqr.com.

2.	Prohibited Topics

Unless expressly approved in advance by a Founding Principal, the CCO, General Counsel or the CMO, the following topics/comments are prohibited for any discussion with the media and the public:

•	Comments made regarding a privately offered fund or filing of registration statement;

•	Discussing the Securities that the Firm is currently buying or selling or intends to buy or sell in the near future on behalf of the Firm’s Client or Proprietary accounts;

•	How the Firm will vote on a specific proxy matter or how the Firm has voted proxies in the past;

•	Comments on actual or pending litigation or any similar matter involving the Firm or actions by government regulators relating to the Firm; and

•	Comments regarding Employee personal holdings.

B.	Marketing Activities

The Firm has adopted a “Marketing Activities” policy to ensure that the Firm, its affiliates, Employees and AQR Funds comply with the applicable provisions of federal and state securities laws and general anti-fraud rules and regulations. The polices are designed to provide guidance to Employees who participate in the Firm’s fund raising and marketing efforts in connection with AQR Funds. Any questions related to the Firm’s marketing activities should be directed to the Compliance Department at MarketingReview@aqr.com.

C.	Client Complaints

Client complaints related to AQR managed products and investment management services must be promptly escalated to any member of the Compliance Department.

D.	Rumors

Employees shall not originate or circulate a rumor regarding a Security, an issuer or counterparty that the Employee knows or has reason to believe is false. It is illegal to intentionally originate or circulate a rumor known to be false to manipulate the price of a Security. Generally, a rumor is defined as unsubstantiated information circulated or obtained by any means of communication.

Any questions as to whether information is appropriate should be directed to any member of the Compliance Department.

E.	E-Communication

The Firm provides Employees with access to electronic communications systems to conduct the Firm’s business and operations. These systems include individual computers, tablets, the computer network, electronic mail (“e-mail”), Bloomberg messages, instant messaging, mobile devices and access to the Internet/Intranet and any other technology used to facilitate communications (collectively, “E-Communication Systems”). Employees should conduct themselves in a professional manner when utilizing any of the Firm’s E-Communication Systems. Employees are required to conduct Firm business on the E-Communications Systems. Employees should not use personal e-mail accounts, texting functions or apps not approved for use by the Firm (e.g., Snapchat, WhatsApp) for business purposes.

The E-Communication Systems and all associated information contained therein are the property of the Firm. This information is not private or confidential to Employees. The Firm conducts periodic monitoring, searches and reviews of the information and data stored on the E- Communication Systems, including but not limited to, Employees’ emails and instant messages. By using the Firm’s E-Communication Systems, all Employees are deemed to acknowledge and consent to the Firm’s right to review an Employees use of these systems.

Employees should assume that any and all messages may be read by the Firm for any purposes, including, but not limited to, regulatory requirements, investigating possible misconduct, retrieving business data, reviewing and evaluating performance, finding illegal software installed on Firm computers, or complying with any state, federal or international laws, or legal process.
Subject to applicable law, all electronic communications and associated information may be discoverable in Firm litigation and subject to review by federal, state and international authorities, the SEC, other regulatory agencies and exchanges in connection with inquiries and investigations.

Employees should not use the E-Communication Systems to:

•	Communicate or distribute Confidential Information without the Firm’s consent;

•	Engage in activity that violates federal, state or international law; or

•	Transmit or receive any offensive, defamatory or threatening statements or images.

Employees should work to prevent the unauthorized use of their E-Communication Systems by safeguarding their user IDs, passwords and equipment. Additionally, Employees should immediately report all lost/stolen equipment (e.g., mobile devices, tablets) so that the Firm can take the necessary action to limit access to these devices.

F.	Social Media

1.	General Policy

The Firm maintains specific controls related to the use of Social Media by the Firm and Employees. For purposes of this section, “Social Media” generally refers to any and all web- based methods of publishing user-generated content, including, but not limited to:

•	Multi-media and social networking websites (e.g., LinkedIn, Instagram, Facebook, Twitter, and YouTube);

•	Blogs, Vlogs, podcasts and electronic chat rooms or forums;

•	Photo, video or other content sharing sites;

•	Collaborative wikis (e.g., Wikipedia);

•	Other Internet sites where media or other user-generated content can be posted; and

•	Any similar present or future medium of exchange.

While Social Media can provide a unique outlet for expression and large scale communication, it also represents potential regulatory, security, and reputational risks to the Firm. The Firm’s employees work in a highly regulated industry in which public communications (including those conveyed via Social Media) may be viewed by unintended audiences and scrutinized by the Firm’s regulators. The Firm and its Employees are subject to regulation by SEC and other regulatory agencies with respect to the advisory services offered by the Firm. The Advisers Act regulates advertisements by investment advisers and prohibits advertising practices deemed to be fraudulent, deceptive, and/or manipulative. Generally, communications made via Social Media by Employees with respect to the Firm’s advisory business may be considered “advertisements” under the Advisers Act, and are subject to these prohibitions. Furthermore, communications by the Firm or its Employees about AQR Funds may also be deemed advertisements, and subject to SEC and foreign regulations regarding the offering and marketing of securities.

Employees may not conduct Firm related business via Social Media without prior approval by the CCO or the CMO. For additional guidance, please see the Firm’s “Use of Social Media” policy.

If you have any questions as to whether any specific communications are subject to this policy, please contact the CCO, the CMO (or her designee) or the Compliance Department at MarketingReview@aqr.com prior to making such communication.

G.	Protection of Firm Name

Employees should at all times be aware that the Firm’s name, logo, reputation and credibility, as well as those of the Firm’s affiliates, are valuable assets and must be protected from any potential damage. Please take care to avoid the unauthorized use of the Firm’s name or logo in any manner that can be misinterpreted to indicate a relationship between the Firm and any other person, entity or activity.

V.	ANTI-MONEY LAUNDERING

A.	Overview

The Firm has adopted Anti-Money Laundering (“AML”) policies to ensure that the Firm, its affiliates and Employees and AQR Funds comply with the applicable provisions of federal, state and non-U.S. AML laws, rules and regulations. The Firm’s AML polices are designed to combat money laundering and to ensure that the Firm conducts appropriate due diligence on Clients and prospective Clients.

As part of the due diligence process, the Firm screens prospective Clients against the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) sanctions programs, including the List of Specially Designated Nationals and Block Persons administered by OFAC, as well as other lists mandated by law or regulation. Additionally, the Firm conducts enhanced due diligence on Clients and prospective Clients that are Senior Foreign Political Figures or Politically Exposed Persons (“PEP”) as well as the family members and/or Close Associates of Senior Foreign Political Figures and PEPs. The Firm also conducts enhanced due diligence on any prospective Client residing in, or organized or chartered under the laws of, a Financial Action Task Force (“FATF”) non-cooperative or high-risk jurisdiction.

The Firm will exercise ongoing due diligence, as appropriate, with respect to its existing Clients relationships in order to monitor the Client’s business and risk profile.

VI.	DEFINITIONS

1.	AQR Affiliated Mutual Funds: The term “AQR Affiliated Mutual Funds” means mutual funds advised or sub-advised by AQR or CNH.

2.
AQR Funds: The term “AQR Funds” means investment products provided through collective investment vehicles, including private investment partnerships, foreign investment companies, and SEC registered open-end investment companies that are exclusively managed by AQR, CNH or an affiliate of AQR or CNH.

3.
Beneficial Interest: The term “Beneficial Interest” means the right to the economic benefits of a Security and includes all Securities in which a person, through any contract, arrangement, understanding, relationship or otherwise, has a direct or indirect economic or pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of Securities held in any account that by reason of any contract, arrangement, or understanding provides a person with a pecuniary interest or with sole or shared voting or investment discretion. Pecuniary interest shall include the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in Securities.

4.	Broad-Based: The term “Broad-Based” means a fund or index that does not have the characteristics to be defined as a Narrow-Based Security Index.

5.	Charitable Contribution: The term “Charitable Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value contributed to a 501 (c)(3) charity.

6.	Client: The term “Client” means a person or entity with an advisory or sub-advisory agreement with the Firm.

7.
Close Associate of a Senior Foreign Political Figure: The term “Close Associate of a Senior Foreign Political Figure” means a person publicly known to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure.

8.
Commodity: The term “Commodity” means and includes wheat, cotton, rice, corn, oats, barley, rye, flaxseed, grain sorghums, mill feeds, butter, eggs, Irish potatoes, wool, wool tops, fats and oils (including lard, tallow, cottonseed oil, peanut oil, soybean oil, and all other fats and oils), cottonseed meal, cottonseed, peanuts, soybeans, soybean meal, livestock, livestock products, and frozen concentrated orange juice, and all other goods and articles, except onions as provided in Pub. L. 85-839, and all services, rights and interests in which contracts for future delivery are presently or in the future dealt in.

9.	Compliance System: The term “Compliance System” means the Firm’s Compliance Pre- clearance, Reporting and Certification System (StarCompliance).

10.
Confidential Information: The term “Confidential Information” means any non-public information, records, files, documents or correspondence regarding the Firm, Employees, Clients or the business of the Firm.

11.	Covered Person: The term “Covered Person” includes the definitions of Employee and Members of Household.

12.	Covered Securities: The term “Covered Securities” means any Security other than Exempt Securities.

13.	Employee: The term “Employee” means any principal, officer or person employed by the Firm, and such other persons as may be designated by the CCO.

14.
Exempt Securities: The term “Exempt Securities” means (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by open-end registered investment companies, excluding AQR Affiliated Mutual Funds; and (iv) currency futures, currencies, currency forwards and derivatives thereof.

15.
Entertainment: The term “Entertainment” means any mutually attended event, activity or meal intended to foster a business relationship. Entertainment is considered a Gift if it is not mutually attended by the Employee and the provider of the Entertainment.

16.
Financial Institution: The term “Financial Institution” includes: (1) a bank holding company; (2) a savings and loan holding company; (3) any bank or other institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (4) any member of the Federal Home Loan Bank System; (5) any credit union, the accounts of which are insured by the National Credit Union Share Insurance Fund; (6) any federal land bank, federal land bank association, federal intermediate credit bank, production credit association and bank for cooperatives; and (7) any small business investment company.

17.
Foreign Officials: The term “Foreign Officials” means any officer or employee of a foreign governmental (i.e., other than the United States) department or agency, or any person acting in an official capacity on behalf of a foreign governmental entity, or employees of companies owned or controlled by foreign governments. This definition also includes, but is not limited to, public international organizations; consultants holding foreign government positions; any foreign political party or party officials, or any candidate for foreign political office. Foreign Officials also include spouses and other immediate family members (e.g., parents, siblings, spouse, children and in-laws) of Foreign Officials. Any doubts about whether a particular individual is a Foreign Official should be resolved by assuming that the individual is covered under this definition.

18.	Founding Principals: The term “Founding Principals” means Cliff Asness, David Kabiller and John Liew.

19.
Gift: The term “Gift” means anything of value given or received, directly or indirectly, including gratuities to or from any person, principal, proprietor, employee, agent or representative of another person (or entity) where such payment, gratuity or gift is in relation to the Firm’s business.

20.
Limited Offering, Private Placement or Private Investment: The term “Limited Offerings, Private Placements or Private Investments” means offerings that are exempt from registration under the Securities Act. A Limited Offering includes certain co- operative investments in real estate, commingled investment vehicles such as hedge funds and investments in family-owned businesses. For the purposes of the Manual, time- shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be Limited Offerings.

21.
Members of Household: The term “Members of Household” means any person who lives in the Employee’s residence and shares personal assets (e.g., spouse, partner, child, stepchild, grandchild, parent, stepparent, sibling, in-laws, grandparent) and any other person who supports the Employee, or who the Employee supports directly or indirectly to a material extent (e.g., providing more than 25% or more of a person’s annual income).

22.
Narrow-Based Security Index: The term “Narrow-Based Security Index” means an index - that has nine or fewer component securities; in which a component Security comprises more than 30% of the index's weighting; in which the five highest weighted component securities in the aggregate comprise more than 60 percent of the index’s weighting; or in which the lowest weighted component securities comprising, in the aggregate, 25% of the index’s weighting have an aggregate dollar value of average daily trading volume of less than $50,000,000 (or in the case of an index with 15 or more component securities, $30,000,000), except that if there are two or more securities with equal weighting that could be included in the calculation of the lowest weighted component securities comprising, in the aggregate, 25% of the index’s weighting, such securities shall be ranked from lowest to highest dollar value of average daily trading volume and shall be included in the calculation based on their ranking starting with the lowest ranked Security. Note - single name Commodity ETFs are not included in this definition.

23.
Personal Account: The term “Personal Account” of an Employee means any account (including any custody account and any account maintained by an entity that may act as a broker or principal or any account where a third-party has been granted discretionary investment authority) holding stocks, bonds, futures, options, listed or OTC derivatives or other instruments in which the Covered Person has any direct or indirect Beneficial Interest, including personal accounts and trusts for the benefit of such persons (excluding any Firm or Fund account). Retirement accounts (e.g., 401(k) plans) and education savings accounts (e.g., 529 plans) are not required to be disclosed provided that no single stock trading is conducted in such accounts.

24.
Political Contribution: The term “Political Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office, (ii) payment of debt incurred in connection with any such election, (iii) transition or inaugural expenses of the successful candidate for state or local office or (iv) the provision of any other resources such as facilities, office space or funds.

25.
Political Official: The term “Political Official” means any person (including any election committee of the person) who was, at the time of a Political Contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity, or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

26.
Political Organization: The term “Political Organization” means an entity that is organized to influence or attempt to influence the selection, nomination, election or appointment of an individual(s) to a federal, state or local public office or office in a political organization.

27.
Politically Exposed Persons: The term “Politically Exposed Person” means U.S. or non-U.S. individuals who are, or have been entrusted with prominent public functions (e.g., Heads of State, senior politicians, senior government, judicial or military officials, senior executives of state owned corporations, or important political party officials.

28.
Private Investments: The term “Private Investments” means investments in AQR hedge funds, other hedge funds, private equity funds, venture capital funds, real estate funds, or companies, including by way of privately placed securities, whose securities are not listed on a public securities exchange, but excludes investments in mutual funds and exchange traded funds.

29.
Proprietary Accounts: The term “Proprietary Account” means an account managed by AQR or CNH for which AQR or CNH and/or AQR’s or CNH’s Covered Person(s) in aggregate own 25% or more of the account’s NAV.

30.	Public Company: The term “Public Company” means a company with publicly traded equity securities, debt instruments or loans.

31.
Related Person: The term “Related Person” means 1. The Employee’s spouse or partner, parent/stepparent, grandparent, in-laws, sibling, children, or grandchildren; and 2. Any other person an Employee supports directly or indirectly to a material extent (i.e., providing more than 25% or more of a person’s annual income)

32.	Restricted List: The term “Restricted List” means the Firm’s list of Securities for which Personal Account and Firm trading is either partially or wholly prohibited unless pre- approved by the CCO.

33.	Securities Act: The term “Securities Act” means the U.S. Securities Act of 1933

34.
Security: The term “Security” includes, but is not limited to, all forms of stocks, notes, bonds, futures, debentures and other evidences of indebtedness, investment contracts, derivatives of such instruments (e.g., options, warrants and spread bets) and any other investment instruments.

35.
U.S. Officials: The term “U.S. Officials” means any officer or employee of a U.S. (federal, state or local) governmental department or agency, or any person acting in an official capacity on behalf of a governmental entity. This definition also includes, but is not limited to, labor organizations (and their employees); union officials, labor relations consultants, a state sponsored pension or endowment, a state sponsored university/college, a sovereign wealth fund, any government (foreign or domestic) asset plan, a Taft-Hartley plan or any union.

VII.	APPROVED BROKERS

The Firm’s current approved brokers are:

1.	TD Ameritrade

2.	Fidelity

3.	Charles Schwab

4.	E*Trade

5.	Goldman Sachs

6.	Interactive Brokers

7.	JP Morgan

8.	Merrill Lynch

9.	Morgan Stanley

10.	Scottrade

11.	UBS

12.	Vanguard

13.	Wells Fargo